Exhibit 99

Janet Clark to join TI board of directors

DALLAS (June 18, 2015) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today announced that Janet F. Clark has been elected to TI's board of directors, effective July 15.

“We are extremely pleased to welcome Janet to our board,” said Rich Templeton, TI's chairman, president and CEO. “She brings extensive financial expertise and a deep background in business strategy, both of which will make her a valuable addition.”

Ms. Clark, 60, spent the first 20 years of her career in investment banking and financial consulting before serving for 16 years as chief financial officer at several energy companies. Most recently, she spent a decade at Houston-based Marathon Oil Corporation, where she culminated her career as executive vice president and chief financial officer before retiring in late 2013. During her tenure there, she led the successful spin-off of the company’s refining and marketing business. She also serves on the boards of EOG Resources, Inc. and Goldman Sachs BDC, Inc. and is a past director of Dell Inc.

Today, she remains an active supporter of the Houston community through her service on several nonprofit boards, including Teach For America – Houston region, YES Prep Public Schools and the Greater Houston Community Foundation. She also is a member of the Executive Committee of the Houston Symphony board of trustees and the Council of Overseers for Rice University’s Jones Graduate School of Business.

Ms. Clark earned a bachelor’s degree in economics from Harvard University and a master of business administration in finance from the Wharton School of the University of Pennsylvania.

“Janet understands the intricacies of strong financial stewardship and the importance of strategic governance, elements that are fundamental to the effectiveness of the TI board. She will be an excellent counselor to management and we look forward to her service,” said Wayne Sanders, chairman of the board's governance and stockholder relations committee.

#   #   #

About Texas Instruments

Texas Instruments Incorporated (TI) is a global semiconductor design and manufacturing company that develops analog ICs and embedded processors. By employing the world’s brightest minds, TI creates innovations that shape the future of technology. TI is helping more than 100,000 customers transform the future, today.  Learn more at www.ti.com.

TXN-C